Exhibit 99.1

NBH Bank Appoints New Board Directors
and Announces New Community Banks of Colorado President

Company Release – December 14, 2016

GREENWOOD VILLAGE, Colo., - (PR Newswire) – NBH Bank, the wholly-owned bank subsidiary of National Bank Holdings Corporation (NYSE: NBHC), announced today that Whitney Bartelli, Christopher Randall, Patrick Sobers and Micho Spring have been appointed as directors of the NBH Bank Board of Directors, effective January 1, 2017.  Bank Midwest in Missouri and Kansas, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas are all divisions of NBH Bank.

Patrick Sobers,  NBH Bank’s Executive Vice President for Consumer and Small Business Banking,  has also been named President of Community Banks of Colorado.

NBH Chairman and CEO Tim Laney said, “We are very pleased to add Whitney, Chris, Patrick and Micho to our NBH Bank Board. Each of them brings tremendous experience and value to further strengthen and diversify our board of directors.” He added, “Each of these leaders share a passion for delivering common sense banking solutions in the communities where we do business. We are also pleased to announce Patrick Sobers as our President of Community Banks of Colorado, to further ensure our delivery of high value client service in our Colorado market.”

Ms. Bartelli is NBH Bank’s Chief Marketing Officer and President of Bank Midwest,  leading community building initiatives, integrated brand strategy and marketing programs, and product development and client service initiatives. Whitney has more than 25 years of experience in financial services with a core expertise in branding, marketing and communications. Prior to joining the bank, Whitney was Senior Vice President of Retail Brand Strategy and Management at Bank of America, where she led brand-building initiatives for the card, deposits, small business and home loans lines of business. She serves on the Board of Directors for the Kansas City Chamber of Commerce, is Vice Chair of the Executive Women’s Leadership Council, was named to Kansas City’s 2016 class of Women Who Mean Business and serves on the Board of Directors for Hope House.

Mr. Randall is NBH Bank’s Executive Vice President for Commercial and Specialty Banking and has 27 years of leadership experience building successful commercial banking and specialty finance businesses and providing debt and equity capital to lower middle market businesses.  Chris is also the Senior Managing Director and Founder of NBH Capital Finance, a division of NBH Bank. Previously, Chris was the Director and Founder of CoBiz Structured Finance based in Denver, Colorado. Prior to CoBiz, Chris was an executive of the Marquette Financial Companies as a Senior Managing Director, COO, and Board Member of MFC Capital Funding, a Chicago, Illinois based specialty finance and investing business started in February of 2005. Chris is a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System.

Mr. Sobers is NBH Bank’s Executive Vice President for Consumer and Small Business Banking and the President for Community Banks of Colorado. Mr. Sobers has over 25 years of experience in the financial services industry. Prior to joining the bank, he held several leadership positions at Bank of America, including as the Southeast Region’s Consumer Banking Executive;  as Customer Service and Solutions Executive; as Premier Banking and Investments Regional Executive for Florida and Georgia, now Merrill Lynch Wealth Management; and as Tampa Market President. Patrick is currently a board member of the Third Way Center in Colorado and a member of the Foundation Board of the Moffitt Cancer Center.

Ms. Spring is a director of National Bank Holdings Corporation. She is currently Chairperson, Global Corporate Practice and President, New England region for Weber Shandwick. Ms. Spring is the former CEO of Boston Telecommunications Company and former Deputy Mayor of Boston. Ms. Spring currently sits on the Executive Committee of the Greater Boston Chamber of Commerce and holds numerous board memberships. She is a past director of Citizens Bank of Massachusetts, a $35 billion state chartered bank.

About NBH Bank

NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation, operates a network of 91 banking centers under the following brand names: Bank Midwest in Missouri and Kansas, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.

For more information visit: bankmw.com,  cobnks.com,  hillcrestbank.com or nbhbank.com.  More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw,  twitter.com/bank_mw,  instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks,  twitter.com/cobnks,  instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank,  twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:
Brian Lilly, 720-529-3315
Chief Financial Officer; Chief of M&A and Strategy
blilly@nationalbankholdings.com

or

Media:
Whitney Bartelli, 816-298-2203
Chief Marketing Officer
whitney.bartelli@nbhbank.com

Source: NBH Bank